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                                                                      EXHIBIT 16

Exhibit 16 -- Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated May 17, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 17, 2002




We have read the paragraphs 2,3 and 4 of Item 4 included in the Form 8-K/A of Sanmina-SCI Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,





                             /s/ ARTHUR ANDERSEN LLP






cc: Mr. Rick R. Ackel, Executive Vice President and
Chief Financial Officer-Sanmina-SCI Corporation


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